                                                                    Exhibit 12.1

                   LENNOX INTERNATIONAL INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (UNAUDITED)

                                                                                                                   FOR THE NINE
                                                                                                                      MONTHS
                                                                FOR THE YEARS ENDED DECEMBER 31,                       ENDED
                                             --------------------------------------------------------------------     SEPT 30,
(In millions, except ratio)                      2002          2001           2000          1999          1998          2003
                                             -----------   -----------    -----------   -----------   -----------  ------------
EARNINGS AS DEFINED:

Income (loss) before income taxes,
   cumulative effect of accounting
   change, minority interest and income
   or loss from equity investees             $      92.0   $     (44.3)   $     100.6   $     123.1   $      88.8   $      96.9

Fixed charges                                $      59.5   $      69.2    $      81.7   $      48.7   $      30.2   $      37.1
                                             -----------   -----------    -----------   -----------   -----------   -----------

Earnings as defined                          $     151.5   $      24.9    $     182.3   $     171.8   $     119.0   $     134.0
                                             -----------   -----------    -----------   -----------   -----------   -----------


FIXED CHARGES AS DEFINED:

Interest expense, including
   amortization of deferred finance
   charges                                   $      36.5   $      45.9    $      59.3   $      35.9   $      20.8   $      23.6

Portion of rental expense
   representative of the interest factor     $      23.0   $      23.3    $      22.4   $      12.8   $       9.4   $      13.5
                                             -----------   -----------    -----------   -----------   -----------   -----------

Fixed charges as defined                     $      59.5   $      69.2    $      81.7   $      48.7   $      30.2   $      37.1
                                             -----------   -----------    -----------   -----------   -----------   -----------


RATIO OF EARNINGS TO FIXED CHARGES (1)              2.55            --           2.23          3.53          3.94          3.61
                                             -----------   -----------    -----------   -----------   -----------   -----------


(1) Due to restructuring charges in 2001 of $73.2 million (of which $7.8 million was included in cost of goods sold), additional earnings of $44.3 million would have been necessary to cover fixed charges.